Securities And Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2002

DALEEN TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27491 (Commission File Number)	65-0944514 (I.R.S.Employer Identification No.)

902 Clint Moore Road Boca Raton, Florida (Address of principal executive offices)	33486 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

Item 5 — Other Events.

Capsule Financial Information for the Three Months and Year Ended December 31, 2001

     Daleen Technologies Inc. (the “Company”), a global provider of high performance billing and customer care software solutions that manage the revenue chain, reported revenues of $1.6 million for its fourth quarter of 2001. Revenue for the year ended December 31, 2001 was $12.4 million. Net loss for the quarter was $16.3 million, or $0.75 per share, compared with a $17.2 million net loss, or $0.79 per share, for the same period in 2000. Net loss for the year ended December 31, 2001 was $91.0 million, or $5.47 per share, compared to a net loss for the prior year of $43.8 million, or $2.02 per share. The net loss for the fourth quarter of 2001 included goodwill amortization and impairment charges of $7.6 million and a restructuring charge of $4.0 million. The net loss for 2001 included goodwill amortization and impairment charges of $46.6 million and restructuring charges of $11.7 million.

     The Company noted the following:

•	The Company experienced continued improvement in quarterly operating expense levels, resulting in a decrease in net loss per share from $1.68 per share in the third quarter of 2001 to $0.75 in the fourth quarter of 2001, including restructuring, amortization and goodwill charges of $23.4 million in the third quarter and $11.6 million in the fourth quarter.

•	The Company delivered the RevChain™ solution to AAPT, the third largest carrier in Australia, through an OEM agreement with Telcordia Technologies Inc.

•	The Company formed a subsidiary in Australia, dedicated to business development and the support of existing customers in the Asia-Pacific region.

•	The Company finalized the lease buyouts on office facilities in Atlanta and Boca Raton, releasing the Company from all financial obligations for these facilities, which is expected to reduce facility and operating costs by approximately $800,000 per quarter.

•	The Company released RevChain 5.5 and RevChain 5.6, which offer advanced support for partner settlements, dispute processing and enterprise integration using XML.

     Following is certain capsule unaudited financial information with respect to the periods presented.

Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31,	December 31,
	2001	2000

Assets

Current assets:

Cash and cash equivalents	$13,093	$22,268

Restricted Cash	30	931

Accounts receivable, net	2,885	13,929

Costs in excess of billings	5	2,213

Other current assets	431	904

Total current assets	16,444	40,245

Property and equipment, net	2,704	10,146

Goodwill and other intangibles, net	—	44,726

Other assets	2,045	4,345

Total assets	$21,193	$99,462

Liabilities and Stockholders’ Equity

Current liabilities:

Accrued payroll and other accrued expenses	3,733	12,731

Accounts payable	678	2,968

Billings in excess of costs	1,323	1,466

Deferred revenue	1,013	2,944

Other current liabilities	—	1,061

Total current liabilities	6,747	21,170

Long term portion of capitalized lease	—	607

Total liabilities	6,747	21,777

Minority Interest	184	184

Total stockholders’ equity	14,262	77,501

Total liabilities and stockholders’ equity	$21,193	$99,462

Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(in thousands except per share data)
Unaudited

	Three Months ended		Twelve Months ended

	December 31,	December 31,	December 31,	December 31,
	2001	2000	2001	2000

Revenue:

License fees	$372	4,645	3,565	26,886

Professional services and other	1,266	4,530	8,867	16,743

Total revenue	1,638	9,175	12,432	43,629

Cost of revenue:

License fees	42	130	1,646	682

Professional services and other	970	3,646	7,302	13,878

Total cost of revenue	1,012	3,776	8,948	14,560

Gross margin	626	5,399	3,484	29,069

Operating expenses:

Sales and marketing	2,114	4,786	10,895	14,680

Research and development	1,591	7,887	12,502	27,215

General and administrative	2,715	10,480	25,834	33,415

Restructuring and impairment charges	10,710	0	46,367	0

Total operating expenses	17,130	23,153	95,598	75,310

Operating loss	(16,504)	(17,754)	(92,114)	(46,241)

Total interest income and nonoperating income, net	175	530	1,125	2,456

Net loss	$(16,329)	(17,224)	(90,989)	(43,785)

Less: preferred stock dividends arising from beneficial conversion features	—	—	(28,512)	—

Net loss applicable to common shareholders	$(16,329)	(17,224)	(119,501)	(43,785)

Net loss applicable to common shareholders per share — basic and diluted	$(0.75)	(0.79)	(5.47)	(2.02)

Weighted average outstanding shares — basic and diluted	21,875	21,778	21,836	21,671

Adjustments to net loss for amortization of goodwill and other intangibles, stock compensation expense, restructuring, preferred stock dividends and impairment charges	11,598	4,225	89,097	15,957

Adjusted net loss applicable to common shareholders	(4,731)	(12,999)	(30,404)	(27,828)

Adjusted net loss applicable to common shareholders per share — basic and diluted	$(0.22)	(0.60)	(1.39)	(1.28)

INFORMATION WITH RESPECT TO FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this report may be considered “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management as well as the assumptions on which such statements are based. Prospective investors and stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include variance of quarterly operating results; not yet achieving profitability; liquidity and capital resources; competition; need to expand sales and distribution capabilities; lengthy sales cycles and timing of contract awards; general economic conditions, including the economic conditions affecting the Company’s existing and prospective customers; ability to attract and retain qualified employees; our continued use of strategic relationships to implement and sell our products; managing growth; planned international operations; meeting customer expectations; general market conditions, and quality of software delivered. These and additional important factors to be considered are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, as amended, June 30, 2001, as amended, and September 30, 2001. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

Dated: February 1, 2002	By:	/s/ Jeanne Prayther Jeanne Prayther, Chief Financial Officer, Secretary and Treasurer